Exhibit 4.18

Land Development Contract

This contract is made by and between Party A and Party B.

Article 1. Parties

Parties to this contract are as follows:

Party A: Beijing Strong Science Park Development Co., Ltd

Address: No. 22, Shangdi Information Road, Hai Dian District, Beijing

Postcode: 100085

Representative: Liao Guohua

Position: Chairman

Party B: Baidu Online Network Technology (Beijing) Co., Ltd.

Address: 12/F, Ideal International Plaza, No. 58 West-North 4th Ring, Beijing

Postcode: 100080

Representative: Wang Zhanshen

Position: CFO

Article 2. Developer

Upon the approval of Beijing Municipal Government, Party A, as the developer of the Shangdi Information Industrial Base, is responsible for the development, operation and management of the Shangdi Information Industrial Base, and investment to change the raw land of the Shangdi Information Industrial Base into cultivated land, including land acquisition, building removal, and infrastructure construction.

Article 3. Purchased Land Use Right

3.1. In accordance with the Contract for Assignment of Use Right of State-owned Land in Beijing (hereinafter referred to as the Assignment Contract) which Party B plans to conclude with Beijing Municipal Administration of Land, Resources and Real Estate, the land whose use right is assigned to Party B is the No. 7 lot in the northern zone of the Shangdi Information Industrial Base (hereinafter referred to as the Assigned Lot), which engages a land of 36,800M2 and is planned for structure with gross floor space of 44,000M2. The final area of the Assigned Lot shall be subject to the confirmation of competent authority. The specific location, span of use, term and scope of use right assignment as well as the requirement on land use shall comply with the Assignment Contract.

Party B shall pay to Party A RMB2,100 as the land development fee for each m2 of floor space to acquire the land use right of the Assigned Lot. Both parties agree to calculate the land development fee in line with the existing plan of the Assigned Lot, in other words, no matter whether the gross floor space of the buildings to be constructed on the Assigned Lot approved by the competent authority is more or less than what is indicated in the current plan, both parties shall settle the payment according to the plan. Party B shall pay a total land development fee of RMB92,400,000 to Party A, including the fee for installing the pipes and lines for running water, sewage water, rain water, electricity, heat, natural gas, cable TV, communication and broadband networks, constructing the access roads and landscape projects and leveling the land.

3.2. Payment Terms

3.2.1. After this contract comes into effect, Party B shall pay RMB77,200,000 to Party A before December 31 of 2005.

3.2.2. Before May 31 of 2006, if Party B has obtained the approval for the project listing, it shall pay the remaining part of land development fee, which is RMB15,200,000, to Party A before May 31 of 2006.

3.2.3. Before May 31 of 2006, if Party B has not obtained the approval for the project listing, it shall pay the remaining part of land development fee, which is RMB15,200,000, to Party A within 3 working days after it obtains the approval for project listing.

3.2.4. If, except that Party B is at fault, Party B fails to obtain the approval for project listing, it shall be entitled to notify Party A to terminate this contract. In such case, Party A shall, within 30 days after receiving the notice from Party B, refund to Party B the payment it has received from Party B in full amount.

3.2.5 Party B assures to effect the payment of land development fee for the Assigned Lot within the above-mentioned schedule.

3.3. If, within the time limit specified in paragraph 3.2 herein, Party B fails to effect the payment, it shall pay to Party A a penalty equaling 0.02% of the payable amount for each day delayed. If the delay is over 60 days, Party A shall be entitled to terminate this contract and demand compensation from Party B.

3.4. Unless otherwise stipulated herein or agreed by both parties, Party B shall, on or before the date of payment specified herein, remit the payment in currency of CNY in pursuance of this contract, to the bank account designated by Party A. The time when the payment is received by the designated bank account shall be deemed as the actual time of payment.

Article 4. Term of development schedule

4.1. Party B shall, within 12 months after this contract is signed, begin the construction according to the approved design and construction drawings.

4.2. In consideration of the special requirements of the Shangdi Information Industrial Base on construction, if Party B fails to begin the construction within 12 months after this contract is signed, Party A shall take back the land use right from Party B on and for behalf of the government for free, except when the delay is caused by force majeure or government action or necessary construction preparation.

Article 5. Transfer, rent and pledge

5.1. If Party B intends to transfer, rent or pledge the use right of the Assigned Lot, partially or as a whole, it shall follow the provisions in Article 5 of the Assignment Contract.

5.2. Party B shall implement the project construction in strict compliance with the investment proposal it has furnished to the competent authority. Any amendment to the investment project shall be subject to the approval of the competent authority.

5.3. After completing the construction on the Assigned Lot, Party B shall use the Assigned Lot by itself, as a general principle. If Party B needs to transfer or rent the Assigned Lot or the buildings it has constructed on the Assigned Lot, the target transferees or tenants shall be high and new technology enterprises. Party B shall not change the use purpose of the Assigned Lot or the buildings at its own discretion. It shall not transfer or rent the Assigned Lot or the buildings constructed on the Assigned Lot to processing or manufacturing enterprises that emit noise and pollute the environment. If Party B intends to transfer or rent the Assigned Lot or the buildings constructed on the Assigned Lot to non-technology companies, it shall get the prior approval of Party A.

5.4. When Party B transfers or rents the use right of the Assigned Lot, partially or as a whole, in pursuance of law, Party A shall be given the priority for the transfer or rent under the same conditions.

5.5. Party B shall, before transferring, renting or pledging the use right for the Assigned Lot, partially or as a whole, adequately advise the anticipated assignee, tenant, or mortgagee the obligations due to Party B and related restrictions herein.

Article 6. Other rights and responsibilities of both parties

6.1 Party A shall complete the demolition and removal of all the above-ground buildings, as well as the utilities construction for running water, sewage water, rain water, electricity, heat, natural gas, cable TV, communication pipes and access road on the lot to be assigned to Party B before May 1 of 2006, so as to satisfy the demands of Party B for project construction and ensure the normal use of these infrastructure facilities after the project is completed. All the expenses arising therefrom shall be borne by Party A.

6.2. If Party A fails to fulfill such obligations according to the schedule, it shall pay to Party B a penalty equaling 0.02% of the total payment effected by Party B for each day delayed. In case the delay is over 60 days, Party B shall be entitled to terminate this contract and demand compensation from Party A. In such case, Party A shall, within 30 days after receiving the notice from Party B demanding contract termination, refund to Party B all the payment it has received from Party B in full amount and pay the liquidated damage to Party B.

6.3. Party A shall ensure that the planned capacity of the completed utilities construction on the Assigned Lot meets the following requirements: 80 tons of running water/hectare, 60 tons of sewage drainage/hectare, 0.6MPa and 0.4MPa incoming steam pressure in summer and winter respectively.

6.3.1 The steam shall be provided 24 hours a day in winter (November 11-March 15) for heating and from 8:00 am to 6:00 pm in summer (June 15-September 15). The steam shall not be provided on Saturday or Sunday.

6.3.2 If Party B requires for steam supply beyond the above-specified time, it shall consult with the steam provider, Beijing Strong Science Park Service Company in advance.

6.4. Party A shall be responsible for extending the running water, rain water, sewage water, communication, cable TV and heat utilities up to the red line in the design drawings. The specific location of interfaces shall be provided by Party A. The running water supply shall comply with the standards of the water utilities on water quality and pressure. The natural gas pipe shall be laid up to the red line according to the medium-pressure gas supply standard. The difference between the altitude of Assigned Lot and the altitude of the nearest road shall not exceed ±30 cm.

6.5. Party B shall be responsible for procuring the government permit for the installed capacity of the electricity, running water and natural gas utilities for the Assigned Lot. The designs shall be submitted to the power, gas and water utilities for approval.

6.6. Party B shall be responsible for procuring the government permit for the installed capacity of the utility pipes and power supply projects as well as the distribution cabinets and wiring out projects to the next user arising from the re-division of the Assigned Lot.

6.7. Party B shall make sure that the use of the Assigned Lot does not violate the relevant laws, regulations, rules as well as the Assignment Contract, and shall agree to follow the management rules of governments at all levels in Beijing.

6.8. In activities that involve the environmental protection, afforestation and security of the Shangdi Information Industrial Base, Party B shall submit to the management of the competent authority. Party A shall provide complete associated services for the environmental protection, afforestation, security, utility infrastructure and road for the public areas, and ensure that such services can meet the requirements of Party B on operation, management and image as an international company.

6.9. During the period in which Party B is entitled to the use right of the Assigned Lot, all the taxes and expenses arising from the transfer and rent of the use right of the Assigned Lot shall be borne by Party B.

6.10. Party B shall submit a construction completion record to the urban construction archives and Party A’s archive center in line with the national and municipal regulations within 6 months after the completion and acceptance of the above-ground buildings on the Assigned Lot in the Shangdi Information Industrial Base. The cost for preparing the completion record shall be borne by Party B.

6.11. Given the identical terms and conditions, Party B shall give priority to Beijing Strong Investment Consulting Co., Ltd., the Company held by Party A, when entrusting the application for approvals of the construction projects on the Assigned Lot.

6.12. Party A shall ensure that the Assigned Lot is free of dispute regarding transfer, rent or pledge right with a third party. In case of such dispute, Party A shall, within 60 days after the dispute arises, refund the payment effected by Party B in full amount, and pay a penalty equaling 0.02% of the total payment effected by Party B for each day since the contract conclusion till the payment refund.

Article 7. Transfer and assignment

7.1. Both parties agree that Party B shall be entitled to transfer all its rights and obligations herein to its affiliates. In this case, Party A shall agree to conclude a complementary land development contract with Party B’s affiliate to which this Contract is assigned.

Article 8. Contract modification, alteration, cancellation and termination

8.1. Any modification or alteration of this contract or its exhibits shall not be valid unless both parties have signed a written agreement. If the modification or alteration needs to be registered with or approved by competent authority, related government regulations shall apply.

8.2. Any party shall be entitled to terminate this contract in any of the following cases:

8.2.1. Either party violates any of its material obligations hereunder and still fails to rectify such breach within the time limit required in the notice from the other party;

8.2.2. This contract is unable to be performed for over 30 days due to force majeure event or any unexpected incident neither party is responsible for;

8.2.3. This contract is unable to be performed as either party goes bankrupt or stops business;

8.2.4. If the investment on the Assigned Lot is not approved by the competent authority, except in case that Party B is at fault, this contract shall be terminated. In such case, Party A shall, within 30 days after receiving Party B’s notice, refund the payment effected by Party B in full amount;

8.2.5. If either party suffers losses due to the termination of this contract, unless otherwise there is a liability exemption stipulated by law or agreed by both parties, the party that is liable shall pay the compensation.

8.3. This contract shall be terminated without delay in any of the following cases:

8.3.1. This contract is fulfilled in accordance with the terms and conditions hereunder, and the time span for use right assignment of the Assigned Lot expires;

8.3.2. The arbitral authority or court rules that this contract shall be terminated;

8.3.3. Under other circumstances that both parties agree to terminate this contract through consultation. However, such termination shall not preclude the right of either party to demand compensation from the other.

Article 9. Default

9.1. When either party breaches this contract and the condition for contract termination is met, the other party shall be entitled to terminate this contract and demand compensation from the breaching party.

9.2. If this contract is unable to be performed, partially or as a whole, due to the fault of one party, such party shall be liable for the responsibilities. If both parties have faults, they shall be liable for their own responsibilities.

9.3. When either party breaches this contract, it shall pay a penalty to the other party in pursuance of law and this contract. In case the loss suffered by the other party is more than the penalty, the breaching party shall make compensation or take other appropriate remedies to make up for the amount uncovered by the penalty. If required by the other party, the breaching party shall continue to perform this contract.

9.4. The penalty and compensation shall be paid within 10 days after the responsibility is defined. Otherwise, the provisions on delayed payment shall apply. The breaching party shall pay the overdue penalty and compensation.

9.5. In case one party suffers losses due to the default of the other party, such party shall take measures to prevent its losses from increasing. Otherwise, it shall not be entitled to demand a compensation for the increased losses.

Article 10. Force Majeure

See Article 11 in the Assignment Contract.

Article 11. Settlement of dispute

Any dispute arising from this contract or in connection with the performance of this contract shall be settled through friendly consultation or mediation. In case no settlement can be reached through consultation, the dispute shall be submitted to Beijing Arbitration Commission for arbitration in pursuance of its arbitral rules.

Article 12. Effectiveness and miscellaneous

12.1 This contract shall come into force once signed and stamped by the legal representatives or their authorized representatives of both parties.

12.2 This contract shall be made out in four copies with identical legal force, with each party holding two of them.

12.3 Any issue not covered herein shall be solved by both parties through friendly consultation and a written agreement shall be concluded to serve as the supplement to this contract.

12.4 Should notices involving either party’s rights and obligations be sent by either Party A or Party B by telephone, telegram or fax, etc., written letter notices shall be also required. The legal addresses of Party A and Party B are as follows:

Party A:

Party B:

In case one party changes its mailing address, it shall notify the other party in advance. If the other party suffers losses due to the first-said party’s failure to give a timely notice, the first-said party shall be liable for compensation.

12.5. This contract shall serve as an exhibit to the Assignment Contract Party B plans to conclude with Beijing Municipal Administration of Land, Resources and Real Estate, which shall be deemed as an integral part of the Assignment Contract and shall have identical legal force thereto. The conclusion of this contract shall be a prerequisite for the Assignment Contract to become effective. After this contract comes into force, Party A and Party B shall go to the land authority together for land use right registration.

12.6. This contract shall be signed in Beijing to become effective.

12.7. Party A shall provide the exhibits hereto and ensure their authenticity and validity. Such exhibits shall be deemed as an integral part of this contract, including

1.	Photocopy of the duplicate of the incorporation certificate;

2.	Approval of the municipal government on the construction-used land in the Shangdi Information Industrial Base (northern zone) of Beijing Strong High-technology Development Company;

3.	Government permit for land use for construction (Northern zone of Shangdi Information Industrial Base);

4.	Exhibits to government permit for land use for construction;

5.	Fulfillment form for housing reform and dilapidated housing renovation projects;

6.	Permit of the Ministry of Construction on construction-used land planning (northern zone of Shangdi Information Industrial Base);

7.	Exhibit to permit of the Ministry of Construction on construction-used land planning;

8.	Attached drawing of the permit on construction-used land planning (Beijing Municipal Planning Commission);

9.	Planning and design specification for northern zone of the Shangdi Information Industrial Base;

10.	Detailed control plan for northern zone of the Shangdi Information Industrial Base (Planning and Designing Institute);

11.	General finish plain drawing for northern underground pipelines;

12.	Finish measurement drawing for eastern, western and northern underground pipelines;

13.	Notice of the Finance Bureau on the management of state-owned equities in Beijing Strong Science Park Development Co., Ltd

14.	Beijing Strong High-technology Development Company’s proposal on the equity distribution of Beijing Strong Science Park Development Co., Ltd;

15.	Certificate of land ownership.

(Page for signature, no text on this page)

Party A: Beijing Strong Science Park Development Co., Ltd.

Authorized Representative: Lu Xiqin

Post: General Manager

Signature:	/s/ Lu Xiqin

Date: 2005-12-30

Party B: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative: Li Yanhong

Post: Chief Executive Officer

Signature:	/s/ Li Yanhong

Date: 2005-12-30